Exhibit 10.1

January 29, 2026

Via Email

Laura Bracken

Dear Laura,

On behalf of the GXO Logistics leadership team, I’m happy to offer you the position of Interim Chief Accounting Officer, with an anticipated start date of April 1, 2026. I know I speak for the rest of our team when I say how pleased we are to make you this offer.

In this role, you will report directly to Baris Oran and will be based in Texas, subject to business travel as may be required, including but not limited to Greenwich, CT, and future business needs. The role is a Section 16 officer as defined under Section 16 of the Securities Exchange Act of 1934.

While your employment remains at-will as described below, this is a temporary, interim appointment effective April 1, 2026 and expected to continue until GXO hires a Chief Accounting Officer.

Compensation Package

•	Base Salary: Your annual base salary will continue to be $300,900.08, subject to our upcoming annual merit process, and paid on a bi-weekly basis, via direct deposit, less applicable taxes and deductions.

•	Responsibility Allowance: Beginning on February 1, 2026, and for the duration of your Interim Chief Accounting Officer role or a minimum of six months, whichever is longer, you will be paid a responsibility allowance of $6,000.00 per month, less applicable taxes and deductions.

•	Long-Term Incentive: Subject to approval by the Compensation Committee of GXO’s Board of Directors or its delegate, and provided you deliver a successful transition as outlined herein, in recognition of your increased responsibilities, you will be eligible for an RSU award to be granted on August 1, 2026 with a grant date value of $150,000.00. A successful transition includes, in the Company’s discretion: effectively leading the Q1 close; driving the implementation of the Optimus financial software implementation in the AmAPAC region at pace; and ensuring regulatory compliance with financial reporting, accounting controls, and disclosure processes globally. The RSU grant will vest in three (3) equal increments on the first, second, and third anniversaries of the grant date, subject to your continued employment with GXO and other conditions as documented in the award agreement and plan document.

Other Terms and Conditions

•	All other terms and conditions of your employment remain the same, except as detailed in this offer letter. You also remain subject to the Company’s Confidential Information Protection Agreement and its Addendum (“CIPA”), which you signed on December 19, 2023. You acknowledge and agree that the end of your temporary, interim assignment in and of itself will not constitute Good Reason under the terms of your CIPA Addendum.

•	GXO is an at-will employer. You may terminate your employment with the Company at any time and for any reason by notifying GXO; the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. The at-will employment relationship cannot be changed except in writing signed by GXO’s Chief Executive Officer. This offer of employment is not to be construed as a contract for employment in any particular position for any particular salary or time period.

Please make sure you have read and understand the terms and conditions of this offer. If you accept, sign the offer letter along with any other applicable forms via DocuSign within three business days. Should you have any questions, reach out to Ann Marie Phillips at annmarie.phillips@gxo.com.

Sincerely,

/s/ Corinna Refsgaard

Corinna Refsgaard
Chief Human Resources Officer

Employment Acceptance

I accept this offer of employment with GXO Logistics in the position of Interim Chief Accounting Officer, effective April 1, 2026.

/s/ Laura Bracken
Laura Bracken

January 29, 2026
Date